MONTHLY REPORT - MARCH, 2007
                           Providence Select Fund, LP
                 The net asset value of a unit as of March 31, 2007
                  was $1,008.62, up  0.9% from $ 1,000.00 per unit
                             as of February 28, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                          Current Period      Year to Date
Net Asset Value (2 units) at               $       2,000             2,000
   February 28, 2007
Addition of 1,086 units on                     1,086,370         1,086,370
   March 2, 2007
Redemption of 0 units on March                     0                     0
Net Income (Loss) - March, 2007                    9,389             9,389
                                            -------------   --------------
Net Asset Value (1,088 units) at            $   1,097,759        1,097,759
March 31, 2007
                                            =============   ==============

Net Asset Value per Unit at                 $    1,008.62
March 31, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed
         contracts                          $      17,011          17,011

      Change in unrealized gain (loss)
         on open contracts                         15,554          15,554

   Interest income                                  3,415           3,415
                                            =============      ==========
Total: Income                                      35,980          35,980

Expenses:
   Brokerage commissions                            4,201           4,201

   Operating expenses                              11,393          11,393

   Incentive fee                                    6,622           6,622

   Management fee                                   1,750           1,750

   Continuing service fee                           2,625           2,625

   Organizational & offering expenses                   0               0
                                            =============      ==========

Total: Expenses                                    26,591          26,591

Net Income (Loss) - March, 2007             $       9,389           9,389